As filed with the Securities and Exchange Commission on May 14, 2026

Registration No. 333-221528

Registration No. 333-229876

Registration No. 333-236708

Registration No. 333-236710

Registration No. 333-253518

Registration No. 333-263100

Registration No. 333-269888

Registration No. 333-277381

Registration No. 333-285393

Registration No. 333-293669

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-221528

FORM S-8 REGISTRATION STATEMENT NO. 333-229876

FORM S-8 REGISTRATION STATEMENT NO. 333-236708

FORM S-8 REGISTRATION STATEMENT NO. 333-236710

FORM S-8 REGISTRATION STATEMENT NO. 333-253518

FORM S-8 REGISTRATION STATEMENT NO. 333-263100

FORM S-8 REGISTRATION STATEMENT NO. 333-269888

FORM S-8 REGISTRATION STATEMENT NO. 333-277381

FORM S-8 REGISTRATION STATEMENT NO. 333-285393

FORM S-8 REGISTRATION STATEMENT NO. 333-293669

Under

The Securities Act of 1933

Apellis Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1537290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Fifth Avenue Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Apellis Pharmaceuticals, Inc. 2010 Equity Incentive Plan, as amended

Apellis Pharmaceuticals, Inc. 2017 Stock Incentive Plan

Apellis Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan

Apellis Pharmaceuticals, Inc. 2020 Inducement Stock Incentive Plan

(Full title of the plans)

Wendell Taylor

Chief Corporation Counsel

Biogen Inc.

225 Binney Street

Cambridge, MA 02142

(781) 464-2000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Aaron M. Gruber

Bethany A. Pfalzgraf

Ryan J. Wichtowski

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Apellis Pharmaceuticals, Inc. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No.  333-221528, registering (i) 5,841,285 shares of common stock, $0.0001 par value per share, of the Registrant (“Common Stock”) issuable under the Registrant’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”), (ii) 1,659,154 shares of Common Stock issuable under the Registrant’s 2017 Stock Incentive Plan (the “2017 Plan”) and (iii) 468,823 shares of Common Stock issuable under the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 13, 2017.

2.

Registration Statement No.  333-229876, registering (i) 4,264,538 shares of Common Stock issuable under the 2017 Plan, (ii) 120,000 shares of Common Stock issuable to an employee pursuant to a non-statutory stock option agreement dated February 11, 2019, granted as an inducement material to employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4), and (iii) 503,341 shares of Common Stock issuable under the 2017 ESPP, which was filed with the SEC on February 26, 2019.

3.

Registration Statement No.  333-236708, registering (i) 2,557,520 shares of Common Stock issuable under the 2017 Plan and (ii) an aggregate of 1,046,362 shares of Common Stock issuable under new hire inducement stock option awards granted between March 1, 2019 and February 26, 2020 to certain employees of the Registrant as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4), which was filed with the SEC on February 27, 2020.

4.

Registration Statement No.  333-236710, registering 750,000 shares of Common Stock issuable under the Registrant’s 2020 Inducement Stock Incentive Plan (the “2020 Plan”), which was filed with the SEC on February 27, 2020.

5.

Registration Statement No.  333-253518, registering (i) 3,045,189 shares of Common Stock issuable under the 2017 Plan and (ii) 300,000 shares of Common Stock issuable under the 2020 Plan, which was filed with the SEC on February 25, 2021.

6.

Registration Statement No.  333-263100, registering (i) 3,900,850 shares of Common Stock issuable under the 2017 Plan and (ii) 300,000 shares of Common Stock issuable under the 2020 Plan, which was filed with the SEC on February 28, 2022.

7.

Registration Statement No.  333-269888, registering (i) 4,219,409 shares of Common Stock issuable under the 2017 Plan and (ii) 400,000 shares of Common Stock issuable under the 2020 Plan, which was filed with the SEC on February 21, 2023.

8.

Registration Statement No.  333-277381, registering (i) 4,219,409 shares of Common Stock issuable under the 2017 Plan and (ii) 200,000 shares of Common Stock issuable under the 2020 Plan, which was filed with the SEC on February 27, 2024.

9.	Registration Statement No. 333-285393, registering 4,219,409 shares of Common Stock issuable under the 2017 Plan, which was filed with the SEC on February 28, 2025.

10.

Registration Statement No.  333-293669, registering (i) 4,219,409 shares of Common Stock issuable under the 2017 Plan and (ii) 500,000 shares of Common Stock issuable under the 2017 ESPP, which was filed with the SEC on February 24, 2026.

On May 14, 2026, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2026 (the “Merger Agreement”), by and among the Registrant, Biogen Inc., a Delaware corporation (“Parent”), and Aspen Purchaser Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 14th day of May, 2026.

Apellis Pharmaceuticals, Inc.

By:	/s/ Robin Kramer
Name:	Robin Kramer
Title:	Authorized Signatory

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.